Exhibit 99.1

PRIVILEGED AND CONFIDENTIAL DRAFT

Media Contact:

Margaret Kirch Cohen, +1 312-696-6383 or margaret.cohen@morningstar.com

FOR IMMEDIATE RELEASE

Morningstar Announces Leadership Appointments

CHICAGO, Jan. 12, 2015—Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, today announced new roles for several senior leaders.

Daniel Needham, CFA, has been appointed president and chief investment officer (CIO) for the Morningstar Investment Management group, reporting to Joe Mansueto, chairman and chief executive officer for Morningstar, Inc., effective Feb. 2. Needham, who served as CIO for the firm’s Investment Management group, is currently based in London and will relocate to Morningstar’s Chicago headquarters later this year. Thomas Idzorek, CPA, CFA, who has served as president of the Morningstar Investment Management group since 2013, is taking on a new role as head of investment methodology and economic research for Morningstar.

“Tom has done an outstanding job running our investment management business for the past few years. He has helped drive better outcomes for investors and achieved strong business results. Tom wants to take on a role that requires less travel, and I’m pleased that he will have a significant leadership position on our research team,” Mansueto said. “Daniel is a talented leader. He is also an experienced investment manager who has successfully overseen multi-asset investment strategies for more than a decade. He has a keen focus on our mission of helping investors reach their financial goals.”

Needham previously served as managing director and CIO for Morningstar Investment Management’s Asia-Pacific operations. He joined the firm when Morningstar acquired Intech Pty Ltd (now Ibbotson Associates Australia) in 2009, where he served as chief investment officer. Before joining Intech in 2002,

Needham worked for Zurich Financial Services in Sydney. He holds a bachelor’s degree in commerce with a major in finance and economics from the University of Sydney. He also holds the Chartered Financial Analyst® designation.

Idzorek is a leading expert on strategic and tactical asset allocation. He joined Morningstar when it acquired Ibbotson Associates in 2006. Idzorek has written numerous articles for academic and industry journals and collaborated on papers selected by the CFA Institute Financial Analysts Journal (FAJ) for the prestigious Graham and Dodd Scroll Awards. Idzorek holds a bachelor’s degree in marketing from Arizona State University, a master’s degree in business administration from Thunderbird School of Global Management, and the Chartered Financial Analyst designation.

Jeffrey Ptak, CFA, will become head of global manager research, replacing Scott Burns, who was recently named head of asset management client solutions. Ptak has served as president and chief investment officer of Morningstar Investment Services for the past six years and will transition into his new research role by the end of the first quarter. Other senior leaders will assume Ptak’s day-to-day responsibilities for Morningstar Investment Services, an investment unit that provides managed portfolio services through fee-based, independent financial advisors.

Mansueto said, “Under Jeff’s leadership, our managed portfolios business has had strong investment performance and made consistent contributions to Morningstar’s growth. Jeff joined us 13 years ago as a mutual fund analyst, so his roots are on the research side. His passion for research and investing excellence will continue the momentum built by his predecessors, Don Phillips and Scott Burns.”

Before taking on his current role, Ptak served as Morningstar’s director of ETF analysis, editor of Morningstar® ETFInvestorSM, and an equity analyst. Ptak holds a bachelor’s degree in accounting from the University of Wisconsin. He also holds the Chartered Financial Analyst designation.

Rob Pinkerton has been appointed chief marketing officer (CMO), a new role for Morningstar, reporting to Mansueto, effective today. Pinkerton joined Morningstar through its June 2014 acquisition of HelloWallet, a leading provider of online financial wellness, where he serves as its CMO.

“Rob has an extensive product management and marketing background. He is a strong leader who has achieved impressive results at HelloWallet and other leading firms. Rob has a solid vision for steering our global marketing organization, and I’m excited to have him on our senior management team,” Mansueto said.

Before joining HelloWallet in 2012, Pinkerton served in executive marketing and product roles with Adobe Systems, LexisNexis, and Siebel Systems (which was acquired by Oracle). Pinkerton holds a bachelor’s degree in economics, political science, and history from the University of Richmond, a juris doctor degree from the University of Baltimore School of Law, and a master’s degree in business administration with concentrations in information technology management, marketing, and strategy from Carnegie Mellon University.

About Morningstar, Inc. and the Morningstar Investment Management Group

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of products and services for individual investors, financial advisors, asset managers, and retirement plan providers and sponsors. Morningstar provides data on approximately 479,000 investment offerings, including stocks, mutual funds, and similar vehicles, along with real-time global market data on more than 13 million equities, indexes, futures, options, commodities, and precious metals, in addition to foreign exchange and Treasury markets. The company has operations in 27 countries.

Morningstar’s Investment Management group, through its investment advisory subsidiaries, creates custom investment solutions that combine award-winning research with proprietary Morningstar data. With approximately $169 billion in assets under advisement and management as of Sept. 30, 2014, the Investment Management group provides retirement, investment advisory, and portfolio management services for financial institutions, plan sponsors, and financial advisors around the world.

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